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                                                                EXHIBIT 99.291

Author:  Paul Gribik at PSC-LADWP
Date:    1/31/97  12:33 PM
Priority: Normal
TO: Dariush Shirmohammadi at PSC-LADWP
Subject: Here are the Congestion Management Presentations

------------------------------- Message Contents -------------------------------

Dariush:

Here are three congestion management presentations that I gave to the WEPEX parties.

The iso10_16 presentation covers why separate the markets and the basic formulations for inter-zonal and intra-zonal OPFs

The iso12_04 presentation gives more detail and examples of inter-zonal and intra-zonal OPF and congestion management.

The as-cong7 presentation describes the extension of inter-zonal congestion management and related OPF to integrate ancillary services with energy markets.

In essence, I recast their inter and intra zonal split to make a very robust optimization for transmission capacity between zones. I ignore many real world constraints to ensure that we get a problem that is fairly easy to solve precisely and that will produce decent marginal cost (price) signals. It is important to drive to a true optimum since we will charge people based on the marginal cost (sensitivity) info produced.

The more difficult constraints are moved to intra-zonal congestion management. Since this is cost-based (not marginal cost based), we only have to drive to a very good solution -- sensitivity info not required. Also, the human operator can use human judgment to improve the solution by taking into account constraints and operation characteristics not included in the model. We can do this again since we are not using marginal cost info.

I hope that they are useful to you.

Paul

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